Exhibit (E)

               TERMS AND CONDITIONS OF DIVIDEND REINVESTMENT PLAN


1. You, American Stock Transfer & Trust Company, will act as Agent for me, and will open an account for me under the Dividend Reinvestment Plan (the "Plan") in the same name as my present shares are registered, and put into effect for me the dividend reinvestment option of the Plan as of the first record date for a dividend or capital gains distribution after you receive the Authorization duly executed by me.

2. Whenever The Hyperion Strategic Mortgage Income Fund, Inc. (the "Fund"), declares a distribution from capital gains or an income dividend payable either in cash or in common stock of the Fund ("Fund Shares"), if the market price per share on the valuation date equals or exceeds the net asset value per share, I hereby elect to take such dividend or distribution entirely in stock, and you shall automatically receive such Fund Shares, including fractions, for my account. The number of additional shares to be credited to my account shall be determined by dividing the equivalent dollar amount of the capital gains distribution or dividend payable to me by the greater of net asset value or 95% of the current market price. The valuation date will be the payable date for such distribution or dividend.

3. Whenever the Fund declares a distribution from capital gains or an income dividend payable either in cash or in Fund Shares, if the net asset value per share of the Fund Shares exceeds the market price per share on the valuation date, or if dividends or capital gains distributions are payable only in cash, you shall apply the amount of such dividend or distribution payable to me in Fund Shares (less my pro rata share of brokerage commissions incurred with respect to open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of Fund Shares for my account. Such purchases will be made on or shortly after the payable date for such dividend or distribution, and in no event more than 45 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law.

4. For all purposes of the Plan: (a) the market price of the Fund Shares on a particular date shall be the mean between the highest and lowest sales prices on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date; (b) the net asset value per share of the Fund Shares on a particular date shall be as determined by or on behalf of the Fund; and (c) all dividends, distributions and other payments (whether made in cash or in shares) shall be made net of any applicable withholding tax.

5. The open-market purchases provided for above may be made on any securities exchange where the Fund Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the Fund Shares acquired for my account. For the purposes of cash investments you may commingle my funds with those of other stockholders of the Fund for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to me in connection therewith.

6. You may hold my Fund Shares acquired pursuant to my Authorization, together with the Fund Shares of other stockholders of the Fund acquired pursuant to similar authorizations, in noncertificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any Fund Shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full Fund Shares.

7. You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund Shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

8. Any stock dividends or split shares distributed by the Fund on Fund Shares held by you for me will be credited to my account. In the event that the Fund makes available to its stockholders rights to purchase additional Fund Shares or other securities, the Fund Shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

9. Your service fee for handling capital gains distributions or income dividends will be paid by the Fund. I will be charged a pro rata share of brokerage commissions on all open market purchases.

10. I may terminate my account under the Plan by notifying you in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record date; otherwise such termination will be effective on the first trading day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination you will cause a certificate or certificates for the full Fund Shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing in advance of such termination to have you sell part or all of my Fund Shares and remit the proceeds to me, you are authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds.

11. These terms and conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the record date for the first dividend or distribution to which such amendment or supplement applies if by the Fund or if by you 90 days prior to the effective date of such amendment or supplement. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for my account, all dividends and distributions payable on Fund Shares held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

12. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

13. These terms and conditions shall be governed by the laws of the State of New York.

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THE HYPERION STRATEGIC MORTGAGE INCOME FUND, INC.
DIVIDEND REINVESTMENT PLAN

          This form is for stockholders who hold stock in their own names. If your shares are held through a brokerage firm, bank, or other nominee, you should contact your nominee to arrange for it to participate in the Plan on your behalf.

                   AUTHORIZATION FOR REINVESTMENT OF DIVIDENDS
                                AND DISTRIBUTIONS
                     (Please read carefully before signing.)

         I hereby authorize The Hyperion Strategic Mortgage Income Fund, Inc. (the "Fund") to pay to American Stock Transfer & Trust Company for my account all income dividends and capital gains distributions payable to me on shares of Common Stock, par value $.01 per share, of the Fund now or hereafter registered in my name, and hereby elect to receive in shares of Common Stock all such dividends and distributions payable in stock or cash at the option of stockholders.

         I hereby appoint American Stock Transfer & Trust Company as my Agent, subject in each case to the Terms and Conditions of the Dividend Reinvestment Plan set forth in the accompanying brochure, and authorize American Stock Transfer and Trust Company, as such Agent, in accordance with such Terms and Conditions (a) to elect to receive in shares of the Common Stock of the Fund to be issued by the Fund all optional stock or cash income dividends and capital gains distributions payable on shares of Common Stock of the Fund now or hereafter registered in my name, and (b) to apply all such income dividends and capital gains distributions payable solely in cash and any additional cash investment made by me, after deducting the charges as provided in such Terms and Conditions, to the purchase of shares of Common Stock of the Fund.

         The above authorization and appointment is given with the understanding that I may terminate it at any time by terminating my account under the Plan as provided in such Terms and Conditions.

                                           ------------------------------------
Please sign exactly as your                             Stockholder
shares are registered.  All
persons whose names appear
on the stock certificates
                                           -------------------------------------
                                                       Stockholder


                                           ------------------------------------
                                                         Date


YOU SHOULD NOT RETURN THIS FORM IF YOU WISH TO RECEIVE YOUR DIVIDENDS OR DISTRIBUTIONS IN CASH.

                               THIS IS NOT A PROXY

         This authorization form, when signed, should be mailed to:

                     American Stock Transfer & Trust Company
                                6201 15th Avenue
                            Brooklyn, New York 11219
          Attention: The Hyperion Strategic Mortgage Income Fund, Inc.